As filed with the Securities and Exchange Commission on  August 16, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
__________

HORIZON OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2500 CityWest Boulevard, Suite 2200	76-0487309 (I.R.S. Employer Identification No.)
Houston, Texas 77042 (address, including zip code, of Registrant's principal executive offices)

Horizon Offshore, Inc. 2002 Stock Incentive Plan
(Full title of the plan)
__________

David W. Sharp
 Chief Financial Officer
 Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
(713) 361-2600
 (Name, address, including zip code, and telephone number,
 including area code, of agent for service)

Copy to:
William B. Masters
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($1.00 par value per share) Preferred Stock Purchase Rights	2,300,000 shares 2,300,000 rights	$4.55(2) $ --.--(3)	$10,465,000(2) $ --.--	$962.78(2) $ --.--(3)

(1)

   Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving the Common Stock of the Company, the number of shares and rights registered shall be automatically increased to cover the additional shares and rights in accordance with Rule 416(a)  under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock of the Company on The Nasdaq National Market on August 14, 2002.
(3)	Preferred Stock Purchase Rights are attached to and trade with the Common Stock of the Company. The value attributable to such rights, if any, is reflected in the market price of such Common Stock.  Because no separate consideration is paid for such rights, the registration fee for such securities is included in the fee for  the Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

                The following documents, which have been filed by Horizon Offshore, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

               (a)     The Company's latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

               (b)     All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a);

               (c)     The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of capital stock provided under the heading "Description of Capital Stock" in the Company's Registration Statement on Form S-1 (Registration No. 333-43965), originally filed with the Commission on January 9, 1998; and

               (d)     The description of the Company's Preferred Stock Purchase Rights included in the Company's Registration Statement on Form 8-A filed January 18, 2002.

               The Company's financial statements incorporated by reference in this Registration Statement were audited by Arthur Andersen LLP ("Andersen"). On June 14, 2002, the Company's Board of Directors, upon recommendation of its Audit Committee, dismissed Andersen as its principal public accountants. The Company has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this Registration Statement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a shareholder's ability to assert claims against Andersen under Section 11(a) of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated therein.

               All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

               Not applicable.

Item 5.    Interests of Named Experts and Counsel.

               Not applicable.

Item 6.    Indemnification of Directors and Officers.

               The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law.  By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit.  In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended.  These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance.  The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct.  Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

               5              Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

               23.1         Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

Item 9.    Undertakings.

               (a)            The undersigned registrant hereby undertakes:

                              (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                              (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 16, 2002.

HORIZON OFFSHORE, INC.

By:                 /s/ David W. Sharp
              David W. Sharp
    Executive Vice President and
          Chief Financial Officer

POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of James Devine, David W. Sharp and Bill J. Lam, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Devine James Devine	Chairman of the Board	August 16, 2002

/s/ Bill J. Lam Bill J. Lam	President, Chief Executive Office and Director (Principal Executive Officer)	August 16, 2002

/s/ David W. Sharp David W. Sharp	Chief Financial Officer (Principal Financial and Accounting Officer)	August 16, 2002

/s/ Jonathan D. Pollock Jonathan D. Pollock	Director	August 16, 2002

/s/ Edward L. Moses, Jr. Edward L. Moses, Jr.	Director	August 16, 2002

/s/ Michael R. Latina Michael R. Latina	Director	August 16, 2002

/s/ Derek Leach Derek Leach	Director	August 16, 2002

/s/ J. Louis Frank J. Louis Frank	Director	August 16, 2002